Exhibit 10.3

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated June 16, 2019, by and between Keane Group, Inc., a Delaware corporation (the “Company”) and Greg Powell (the “Executive”) (each a “Party” and together the “Parties”). The “Effective Date” of this Agreement shall be the “Closing Date” as defined in the Agreement and Plan of Merger by and among C&J Energy Services, Inc., a Delaware Corporation (“Crown”), the Company, and King Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company, dated as of June 16, 2019 (as amended, the “Merger Agreement”). This Agreement is expressly conditioned upon the consummation of the “Closing” (as defined in the Merger Agreement). Should the Closing not occur, this Agreement shall be null and void and of no force and effect and the Prior Employment Agreement, as defined below, shall remain in effect.

WHEREAS, the Executive is currently employed by the Company pursuant to the Second Amended and Restated Employment Agreement entered into between the Executive, the Company and KGH Intermediate Holdco II, LLC, dated as of January 3, 2017 (the “Prior Employment Agreement”); and

WHEREAS, the Parties desire to amend and restate the Prior Employment Agreement in its entirety as set forth herein and supersede the Prior Employment Agreement effective on the Effective Date, conditioned upon the consummation of the Closing of the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions herein set forth, the Parties agree as follows:

1.    Employment and Acceptance. The Company shall continue to employ the Executive, and the Executive shall accept such continued employment, subject to the terms of this Agreement, commencing on the Effective Date.

2.    Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the earlier to occur of (i) the 18-month anniversary of the Effective Date and (ii) the VCB Effective Date (as defined in Section 4.2(b) of this Agreement) (such earlier date, the “Term End Date”). As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s employment terminates in accordance with this Section 2 or Section 5 (the final date of Executive’s employment with the Company, the “Termination Date”). In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the date of termination, Base Salary (as defined below), Bonus and Value Creation Bonus (as defined below) and other unaccrued benefits shall terminate except as may be provided for in Section 5 below.

3.    Duties, Title and Location.

3.1    Title. The Company shall employ the Executive to render exclusive and full-time services to the Company; provided that the Executive may, and it shall not be considered a violation of this Agreement for the Executive to: (a) engage in or serve such professional, civic, trade association, charitable, community, educational, religious or similar types of organizations or speaking engagements, as the Executive may select; (b) subject to the prior approval of the Board of Directors of the Company (the “Board”), serve on the boards of directors or advisory committees of any entities, or engage in other business activities; and (c) attend to the Executive’s personal matters and/or the Executive’s and/or his family’s personal finances, investments and business affairs, so long as such service or activities described in clauses (a), (b) and (c) immediately preceding do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. The Executive shall serve in the capacity of Executive Vice President and Chief Integration Officer and shall report to the Chief Executive Officer of the Company (“CEO”).

3.2    Duties. The Executive’s primary responsibilities and obligations will be to lead the integration of Crown’s operations into those of the Company’s with the goal of achieving the Integration Goals (defined in Section 4.2(b)). The Executive, together with the Company’s Executive Vice President and Chief Financial Officer (“CFO”) shall lead an integration team (the “Executive Integration Committee”), the members of which shall be persons selected by the Executive and the Company’s Executive Vice President and Chief Financial Officer with the approval of the CEO. The Executive shall have such powers and duties as may from time to time be prescribed by the CEO or the Board, provided that such duties are commensurate with the Executive’s position. The Executive shall use the Executive’s best efforts to perform faithfully and efficiently the Executive’s duties and responsibilities in a diligent, trustworthy and businesslike manner and in compliance with Company policies so as to advance the interests of the Company.

3.3    Location. The Executive shall provide the Executive’s services to the Company at the Company’s office in Houston, Texas; provided, however, that the Executive shall be expected to travel to other locations in the performance of his duties.

4.    Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:

4.1    Base Salary. The Company will pay to the Executive an annual base salary of $800,000 in accordance with the general payroll practices of the Company (“Base Salary”).

4.2    Bonuses.

(a)    Annual Bonus. The Executive shall be eligible to receive an annual bonus (the “Bonus”) targeted at one hundred percent (100%) of the Base Salary for the applicable year (the “Target Bonus”) based on the achievement of specific annual performance criteria established by the Compensation Committee of the Board of Directors (the “Compensation Committee”) each year. Any Bonus shall be subject to the terms of the Keane Group, Inc. Executive Incentive Bonus Plan or successor plan. The Bonus, if any, shall be payable as soon as practicable following the completion of the Company’s audited financial statements for the year in which such Bonus is earned, but no later than May 1 of the year following the year the Bonus is earned. Subject to the provisions of Section 5 hereof, the Bonus shall be payable only if the Executive is employed by the Company on the date the Bonus is paid.

(b)    Value Creation Bonus. The Executive shall be eligible to receive a cash bonus in an amount equal to $2,600,000 (the “Value Creation Bonus”), contingent upon the achievement of the target integration objectives described in Exhibit A to this Agreement (the “Integration Goals”). The achievement of the Integration Goals shall be determined by the Compensation Committee, in good faith. At such time as the Executive has determined that the Integration Goals have been achieved, he shall provide written notice of such achievement to the CEO and the Compensation Committee, together with internal tracking and reporting data measured by the Executive Integration Committee that support such achievement (the “Executive VCB Notice”). If the Compensation Committee determines that the Integration Goals have been achieved, the Compensation Committee shall provide written certification of the achievement of the Integration Goals within fifteen (15) business days after receipt of the Executive VCB Notice. If the Compensation Committee determines that the Integration Goals have not been achieved, the Compensation Committee will provide written notice to the Executive within fifteen (15) business days of receipt of the Executive VCB Notice of its determination and an explanation and reasonable support for the Compensation Committee’s position. If the Compensation Committee determines that the Integration Goals have not been achieved, then the Compensation Committee and the Executive shall work in good faith over the thirty (30) day period following the Compensation Committee’s written certification that the Integration Goals have not been achieved to resolve the discrepancies in their conclusions, and the Executive shall not seek to enforce his right to the Value Creation Bonus under Section 8.7(b) until after the expiration of such thirty (30) day period. The Value Creation Bonus shall be paid in a single cash lump sum within thirty (30) days following the date of the Compensation Committee’s written certification that the Integration Goals have been achieved (the “VCB Effective Date”). Subject to the provisions of Section 5 hereof, the Bonus shall be payable only if the Executive is employed by the Company on the VCB Effective Date.

(c)    Long-Term Incentive Awards. The Executive shall be entitled to continue to participate in a long-term incentive plan (the “Incentive Plan”), and receive awards granted at the same time, having a value, and with terms and conditions that are consistent with the awards granted to other executive vice-presidents of the Company, subject to the terms of the Incentive Plan and applicable award agreements between the Executive and the Company.

4.3    Participation in Employee Benefit Plans. During the Term, the Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans and perquisite programs of the Company which are available to other senior executives of the Company on the same terms as such other senior executives, including paid time off which shall accrue and may be used in accordance with the Company’s policy as in effect from time to time. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other senior executives of the Company.

4.4    Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

5.    Termination of Employment. Except as specifically otherwise provided in this Section 5, if the Executive’s employment with the Company is terminated for any reason, the Company shall no longer be obligated to pay to the Executive any compensation or benefits that would have otherwise been provided pursuant to this Agreement, any other written agreements between the Parties, or the terms of any written employee benefit plan in which the Executive participates.

5.1    By the Company for Cause or by the Executive without Good Reason.

(a)    If, during the Term: (i) the Company terminates the Executive’s employment with the Company for Cause (as defined below) upon written notice from the Company; or (ii) the Executive terminates employment without Good Reason (as defined below) in accordance with Section 5.4, the Executive shall be entitled to receive the following:

(A)    the Executive’s accrued but unpaid Base Salary to the date of termination in accordance with Section 4.1 above;

(B)    any employee benefits that the Executive is entitled to receive pursuant to any employee benefit plan or program of the Company (other than any severance plans) in accordance with the terms of such employee benefit plan or program;

(C)    any accrued but unpaid paid time off to be paid in accordance with applicable Company policy;

(D)    other than following a termination by the Company for Cause, the unpaid portion of the Bonus, if any, relating to any year prior to the fiscal year of the Executive’s termination, payable in accordance with Section 4.2(a) above;

(E)    other than following a termination by the Company for Cause, the Value Creation Bonus, to the extent not previously paid, payable on the thirtieth (30th) day following the Termination Date; provided that prior to the Termination Date, the VCB Effective Date has occurred;

(F)    expenses reimbursable under Section 4.4 above incurred but not yet reimbursed to the Executive to the date of termination (collectively, the “Accrued Benefits”).

(b)    For the purposes of this Agreement, “Cause” means: (i) the Executive’s indictment for, conviction of, or plea of no contest to a felony or any crime involving dishonesty or theft; (ii) the Executive’s conduct in connection with the Executive’s employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (iii) the Executive’s willful misconduct; (iv) the Executive’s contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the Board; (v) the Executive’s material breach of the Executive’s obligations under this Agreement, including, but not limited to breach of the Executive’s restrictive covenants set forth in Section 6 hereof; (vi) any acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; (vii) failure to maintain Executive’s primary residence in the Houston, Texas metropolitan area, or such other location as agreed to in writing by the Parties; or (viii) the Executive’s failure to comply with a material policy of the Company, its subsidiaries or affiliates; provided, however, that none of the events described in clauses (iv), (v) or (viii) of this sentence shall constitute Cause unless and until (x) the Board reasonably determines in good faith that a Cause event has occurred, (y) the Board notifies the Executive in writing describing in reasonable detail the event which constitutes Cause within five (5) days of its occurrence, and (z) if the grounds for Cause are reasonably curable, the Executive fails to cure such event within five (5) days after the Executive’s receipt of such written notice. For purposes of clause (iii) of the prior sentence, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interests of the Company. The Board shall make all determinations related to Cause.

(c)    For purposes of this Agreement, “Good Reason” means, without the Executive’s consent: (i) any failure on the part of the Company to cure a material breach of its obligations under this Agreement; (ii) a material diminution of the Executive’s duties or of the Executive’s position or title within the Company as Executive Vice President and Chief Integration Officer; (iii) a material reduction in Base Salary other than as a result of reduction that is part of an across-the-board reduction applicable to other employees of the Company; or (iv) a change of the location of the office at which the Executive is principally employed to a location that increases the Executive’s commute from the Executive’s principal residence as of the date hereof by more than fifty (50) miles. The Executive’s resignation for Good Reason shall be effective upon thirty (30) days’ advance written notice to the Company; provided, however, that an event will cease to constitute Good Reason unless the Executive gives the Company such notice of the Executive’s resignation with the Company within ninety (90) days after the Executive’s knowledge of the occurrence of such event and describes in reasonable specificity the details of such breach. During such thirty (30) day notice period, the Company shall have a right to cure any condition that constitutes Good Reason (such period, the “Cure Period”) and the Executive’s resignation for Good Reason shall be effective upon expiration of the Cure Period only if not cured within the Cure Period; provided that if such breach is not reasonably capable of being cured within the Cure Period despite reasonable good faith efforts by the Company (e.g., in the event of war, fire, terrorist activity, an act of god, or other force majeure type event), then the Cure Period will been deemed to start upon the date that such force majeure event or other performance obstacle has been resolved or otherwise eliminated. If the Company timely cures the condition giving rise to Good Reason for the Executive’s resignation, the notice of termination shall become null and void. The Executive acknowledges and agrees that the change from the Prior Employment Agreement in the terms and conditions of the Executive’s employment pursuant to this Agreement shall not constitute, nor provide a basis for Good Reason.

5.2    By the Company Without Cause or by the Executive with Good Reason or upon the Term End Date. If (A) prior to the Term End Date, (i) the Company terminates the Executive’s employment without Cause (which may be done at any time without prior notice), or (ii) the Executive terminates his employment with Good Reason, or (B) the Executive’s employment terminates on the Term End Date due to the expiration of the Term, the Executive will be entitled to the Accrued Benefits, and, beginning on the thirtieth (30th) day after such termination of employment, subject to Section 8.14(b), but only if prior to such date the Executive has executed and not revoked within the revocation period a valid release agreement substantially in the form attached hereto as Exhibit B, the Executive shall also be entitled to:

(a)    cash severance equal to $3,000,000 in the aggregate payable over two (2) years following the Termination Date in equal monthly installments, beginning on the 30th day following the Termination Date;

(b)    a pro rata portion of the bonus for the year of termination, if any (based upon the number of days the Executive was employed by the Company during the year in which the Executive’s employment terminates) to which the Executive would have otherwise been entitled had the Executive remained employed by the Company through the payment date of such Bonus (a “Pro-Rata Bonus”), payable in the same manner and (i) at the same time as if the Executive remained employed through the applicable payment date of such Bonus or (ii) the thirtieth (30th) day after such termination of employment, if later;

(c)    the Value Creation Bonus, to the extent not previously paid, payable on the thirtieth (30th) day following the Termination Date; provided that, if the Executive’s employment terminates on the Term End Date due to the expiration of the Term, the Value Creation Bonus shall be payable only if, prior to such Term End Date, the VCB Effective Date has occurred or the Executive has provided the Executive VCB Notice;

(d)    any awards of stock options, restricted share units, restricted stock units, restricted stock, stock appreciation rights, deferred stock and other equity-based incentives, including those award granted pursuant to Section 4.2(c) (collectively referred to as “Equity-Based Awards”) held by the Executive which have not vested prior to the Termination Date, shall become immediately vested as of the Termination Date; provided that with respect to any Equity-Based Award that is subject to performance-based vesting conditions shall be calculated, paid and delivered at the target level without regard to any performance goal otherwise applicable; and

(e)    reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a maximum of twelve (12) months, to the extent the Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law. Notwithstanding the foregoing, benefits under this Section shall cease when the Executive is covered under another group health plan.

The Company shall have no obligation to provide the benefits set forth above in the event that the Executive breaches any of the provisions of Section 6. Subject to Section 8.14(b), payments that would otherwise have been owed to the Executive prior to the thirtieth (30th) day after termination of employment shall be made to the Executive on the thirtieth (30th) day after such termination of employment.

5.3    Due to Executive’s Death or Disability. If during the Term: the Executive’s employment terminates due to the Executive’s death or Disability, the Executive shall be entitled to the Accrued Benefits, and, beginning on the thirtieth (30th) day after such termination of employment, but only if prior to such date, the Executive, or the Executive’s estate, as applicable, has executed and not revoked within the revocation period a valid release agreement substantially in the form attached hereto as Exhibit B, the Executive, or the Executive’s estate, shall also be entitled to:

(a)    a lump sum cash payment equal to the Target Bonus for the calendar year in which the Termination Date occurs, payable on the 30th day following the Termination Date;

(b)    any Equity-Based Awards held by the Executive which have not vested prior to the Termination Date, shall become immediately vested as of the Termination Date; provided that with respect to any Equity-Based Award that is subject to performance-based vesting conditions shall be calculated, paid and delivered at the target level without regard to any performance goal otherwise applicable; and

(c)    a lump sum payment equal to (as applicable): (A) 100% of the value of the Executive’s paid time-off days (which, for purposes of this Agreement, shall be calculated as 1/365th of the Executive’s annualized Base Salary multiplied by each applicable day of paid time off for which Executive is being paid) for the year in which the Termination Date occurs if the Termination Date occurs on or prior to March 30 of such calendar year; (B) 75% of the value of the Executive’s paid time-off days for the year in which the Termination Date occurs if the Termination Date occurs between April 1 and June 30 of such calendar year; (C) 50% of the value of the Executive’s paid time-off days for the year in which the Termination Date occurs if the Termination Date occurs between July 1 and September 30 of such calendar year; or (D) 25% of the value of the Executive’s paid time-off days for the year in which the Termination Date occurs if the Termination Date occurs on or after October 1 of such calendar year, payable on the 30th day following the Termination Date.

The Company shall have no obligation to provide the benefits set forth above in the event that the Executive breaches any of the provisions of Section 6. Payments that would otherwise have been owed to the Executive prior to the thirtieth (30th) day after termination of employment shall be made to the Executive on the thirtieth (30th) day after such termination of employment

For purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) days in any one (1) year period.

5.4    Resignation By Executive without Good Reason. The Executive may voluntarily terminate his employment with the Company without Good Reason upon sixty (60) days prior written notice. Upon notice of such termination from the Executive, the Company may (i) require the Executive to continue to perform Executive’s duties hereunder on the Company’s behalf during such notice period, (ii) limit or impose reasonable restrictions on the Executive’s activities during such notice period as it deems necessary or (iii) accept the Executive’s notice of termination as the Executive’s resignation from the Company at any time during such notice period. If the Company at any time during the notice period chooses to accept the Executive’s notice of termination as the Executive’s resignation from the Company, then the date of termination shall be the effective date on which such resignation is accepted, and the Company will not be obligated to pay the Executive any compensation or benefits for any period beyond the date of termination other than the Accrued Benefits or as required by law.

5.5    Removal from any Boards and Position. If the Executive’s employment terminates for any reason, the Executive shall be deemed to resign (i) if a member, from the Board or board of managers (or other governing board) of any of the Keane Companies (as defined below) or any other board to which he has been appointed or nominated by or on behalf of the Company, and (ii) from any position with any of the Keane Companies.

For purposes of this Agreement, “Keane Companies” means the Company and all of its subsidiaries, successors and assigns.

6.    Restrictions and Obligations of the Executive.

6.1    Confidentiality.

(a)    During the course of the Executive’s employment by the Company and its predecessors (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and affiliates (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their drilling and hydraulic fracturing services and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, during the period the Executive is employed by the Company or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive’s employment with, and for the benefit of, the Protected Parties;

(ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party; provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto; (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of any of the Keane Companies or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information; provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment; (iv) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 6.1(a); or (v) to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each, an “Exempt Person”); provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 6.1(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b)    All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.4 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of any of the Keane Companies, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Keane Companies.

(c)    It is understood that while employed by the Company, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will assist any of the Keane Companies during the period of the Executive’s employment by the Company and thereafter (but subject to reasonable notice and taking into account the Executive’s schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

6.2    Cooperation. During the Term and thereafter, the Executive shall cooperate fully with any investigation or inquiry by the Company or any governmental or regulatory agency or body, that relates to the Company or its subsidiaries’ or affiliates’ operations during the Term, for the duration of any investigation or inquiry that commenced during the statute of limitations of the claims underlying such investigation or inquiry.

6.3    Non-Solicitation or Hire. During the Term and the Restriction Period (as defined below), the Executive shall not (a) directly or indirectly solicit, attempt to solicit or induce (x) any party who is a customer of any of the Keane Companies, who was a customer of any of the Keane Companies at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who was a prospective customer that has been identified and targeted by the Keane Companies immediately prior to the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from any of the Keane Companies on the date the Executive’s employment terminates, or (y) any supplier or prospective supplier to any of the Keane Companies to terminate, reduce or alter negatively its relationship with any of the Keane Companies or in any manner interfere with any agreement or contract between any of the Keane Companies and such supplier or (b) hire or engage any employee of any of the Keane Companies (a “Current Employee”) or any person who was an employee of or consultant to any of the Keane Companies during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) or directly or indirectly solicit or induce a Current or Former Employee to terminate such employee’s employment relationship with any of the Keane Companies in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity.

6.4    Non-Competition. During the Term and the Restriction Period, the Executive shall not, without the Company’s prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of any of the Keane Companies, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by any of the Keane Companies, or any business of which the Keane Companies has specific plans to engage in, on the date of the Executive’s termination of employment (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than one percent (1%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

6.5    Restriction Period. For purposes of this Agreement, “Restriction Period” means the two (2) year period following the Executive’s termination of employment for any reason.

6.6    Property. The Executive acknowledges that all equipment (e.g., cell phone, laptop, printer) provided to him by a Keane Company and originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company (prior to or during the Term) are the sole property of such Keane Company (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Keane Companies, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Keane Companies, except in furtherance of his duties under the Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

6.7    Nondisparagement. The Executive agrees that he will not, during the duration of the Term and at any time thereafter, publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning any of the Keane Companies, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. The Company agrees to instruct members of the Board and senior management not to publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Executive. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. Notwithstanding the foregoing, nothing in this Agreement shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization.

6.8    Disclosure. Prior to commencing subsequent employment at any time during the Restriction Period, the Executive agrees to disclose the provisions of this Section 6 to the Executive’s prospective employer.

6.9    Tolling. The periods during which the covenants set forth in this Section 6 shall survive shall be tolled during (and shall be deemed automatically extended by) any period during which the Executive is in violation of any such covenants, to the extent permitted by applicable law.

7.    Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.2 hereof, other than the Accrued Benefits, if the Executive has materially breached the covenants applicable to the Executive contained in Section 6 and not remedied such breach within 30 days after receipt of written notice of such breach that is delivered by the Company to the Executive within 30 days after the occurrence of such breach, the Executive will immediately return to the Protected Parties any such payments previously received under Sections 5.2 or 5.3 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Sections 5.2 or 5.3.

8.    Other Provisions.

8.1    Indemnification. During the Executive’s employment and at all times thereafter during which the Executive may be subject to liability, the Executive shall be entitled to indemnification set forth in the Company’s Certificate of Incorporation and Bylaws and to the maximum extent allowed under the laws of the State of Delaware, and he shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to this Agreement). Notwithstanding anything to the contrary herein, the Executive’s rights under this Section 8.1 shall survive the termination of his employment for any reason and the expiration of this Agreement for any reason.

8.2    Legal Expenses. The Company shall reimburse the Executive for all reasonable legal fees and expenses, up to a maximum of $20,000, incurred by the Executive in connection with the negotiation and review of this Agreement and any documents ancillary thereto.

8.3    Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) business days after the date of mailing or one (1) business day after overnight mail, as follows:

(a)	If the Company, to:

Keane Group, Inc.

1800 Post Oak Boulevard, Suite 450

Houston, TX 77056

Fax: 1-888-804-2241

Attention: Robert Drummond

With copies to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman

Telephone: (212) 756-2000

Fax: (212) 593-5955

(b)	If the Executive, to the Executive’s home address reflected in the Company’s records.

8.4    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and, supersedes all prior agreements, written or oral, with respect thereto.

8.5    Representations and Warranties. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which could arguably, in any way, preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

8.6    Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.7    Governing Law, Dispute Resolution and Venue.

(a)    This Agreement shall be governed and construed in accordance with the laws of Texas applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law.

(b)    The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Harris County, Texas, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. THE PARTIES AGREE TO WAIVE TRIAL BY JURY.

8.8    Assignability by the Company and the Executive. The rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company shall cause this Agreement to be assumed by any successor that continues the business of the Company, including any person or entity that acquires all or substantially all of the assets of the Company.

8.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.10    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

8.11    Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

8.12    Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

8.13    Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

8.14    Section 409A.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Code Section 409A. Any term used in this Agreement which is defined in Code Section 409A or the regulations promulgated thereunder (the “Regulations”) shall have the meaning set forth therein unless otherwise specifically defined herein. Any obligations under this Agreement that arise in connection with Executive’s “termination of employment,” “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of § 1.409A-1(h) of the Regulations.

(b)    Notwithstanding any other provision of this Agreement, if at the time of the termination of the Executive’s employment, the Executive is a “specified employee,” as defined in Section 409A or the Regulations, and any payments upon such termination under this Agreement hereof will result in additional tax or interest to the Executive under Code Section 409A, he will not be entitled to receive such payments until the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8.14(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)    If any expense reimbursement or in-kind benefit provided to the Executive under this Agreement is determined to be “deferred compensation” within the meaning of Section 409A, then such reimbursement or in-kind benefit shall be made or provided in accordance with the requirements of Code Section 409A, including that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than December 31 of the year following the year during which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the tenth (10th) anniversary of the Effective Date).

(d)    For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(e)    In addition, if any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall, after consulting with and receiving the approval of the Executive, reform such provision in a manner intended to avoid the incurrence by the Executive of any such additional tax or interest; provided that the Company shall maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest.

8.15    Protected Rights.

(a)    The Executive understands that this Agreement does not limit the Executive’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

(b)    The Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE:

/s/ Greg Powell
Name:	Greg Powell

THE COMPANY:

Keane Group, Inc.

By:	/s/ Robert Drummond
Name:	Robert Drummond
Title:	Chief Executive Officer

EXHIBIT A

INTEGRATION GOALS

Achievement of $100 million of annualized run-rate synergies through reductions from multiple areas of the combined business, including but not limited to: selling, general and administrative expenses, efficiency in support structure, overhead consolidation and economies of scale; supply chain efficiencies, including savings in proppants, chemicals and consumables, economies of scale, overhead consolidation, wireline vertical manufacturing and efficiencies from improved basin density, as reflected in the Company’s internal tracking and reporting of synergies (which will be verified by the Compensation Committee).

Objective is to achieve run-rate target within 12 months of the Effective Date, provided, however, the Executive shall be eligible to receive Value Creation Bonus if the VCB Effective Date has occurred prior to the Termination Date, or, subject to Section 5.2(c), if the Executive’s employment terminates on the Term End Date due to the expiration of the Term, the Executive has provided the Executive VCB Notice prior to the Term End Date.

EXHIBIT B

General Release

This GENERAL RELEASE (this “Release”) is between Keane Group, Inc., a Delaware corporation (the “Company”), and Greg Powell (the “Executive,” and together with the Company, the “Parties”).

1.    Release. In consideration of the severance payments and other post-employment obligations of the Company set forth in the employment agreement between the Company and the Executive, dated as of June 16, 2019 (the “Employment Agreement”) and other good and valuable consideration to which the Executive agrees the Executive would not otherwise be entitled without executing this Release, the Executive hereby releases the Company and its subsidiaries and affiliates, and their respective present and former partners, directors, officers, principals, and as it relates to the Company, shareholders, members, employees, agents, attorneys, successors and assigns (together, the “Released Parties”), from any and all claims, charges, manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, and demands whatsoever (“Claims”), which the Executive, or the Executive’s heirs, executors, administrators and assigns have, or may hereafter have against the Released Parties arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, fixed or contingent, liquidated or unliquidated, from the beginning of the world to the date hereof, including without limitation any and all matters relating to the Executive’s employment by the Company, or termination therefrom, the Employment Agreement, the Executive’s compensation, expenses, employee benefits, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Texas Commission on Human Rights Act, TX Labor Code § 21.001 et seq., the Texas Payday Law, TX Labor Code § 61.001 et seq., the Texas Minimum Wage Act, TX Labor Code § 62.001 et seq., and the Texas Communicable Disease Act, TX Health and Safety Code § 81.101 et seq., all as amended. Notwithstanding the foregoing, nothing in this Section 1 shall: (i) affect any vested employee benefits to which the Executive may be entitled under any existing employee benefit plans of the Company, (ii) affect the Executive’s rights to indemnification or D&O insurance that the Executive may have under the Company’s corporate documents or otherwise, or (iii) affect the Executive’s rights and obligations under the Employment Agreement that survive the termination of the Executive’s employment with the Company. This Release is intended to be a general release of any and all claims to the fullest extent permissible by law.

2.    No Pending Claims. The Executive represents and warrants that the Executive does not presently have on file, and further represents and warrants that the Executive will not hereafter file, any claims, grievances or complaints against the Released Parties in or with any court, or before any other tribunal or panel or arbitrators, public or private, based upon any Claims against any Released Party released pursuant to Section 1 above. The Executive represents and warrants that the Executive does not have any knowledge of any claims, grievances or complaints of any nature that the Executive has against or concerning the Released Parties. Nothing in this Release is intended to interfere with the Executive’s non-waivable right to file a charge with the United States Equal Employment Opportunity Commission or any right to cooperate or participate in an investigation or proceeding, including by providing truthful testimony, conducted by the Equal Employment Opportunity Commission or any other federal, state or local governmental authority. The Executive acknowledges and agrees, however, that the consideration provided to the Executive described in this Release shall be the Executive’s sole relief, and that the Executive will not be able to obtain any relief or recovery from any such investigation or proceeding, including costs or attorneys’ fees.

3.    Non-Admission; Inadmissibility. The execution of this Release and the performance of its terms (i) does not constitute an admission by the Company of any unlawful tortious action or any violation of any contract or any federal, state or local decisional law, statute, regulation or constitution, and the Company specifically denies any such wrongdoing or violation, and (ii) shall in no way be construed to be an admission of liability by either the Executive or the Company with respect to any claims, disputes or controversies between the Executive and the Company. This Release is entered into solely to resolve all matters related to or arising out of the Executive’s employment with the Company and the cessation thereof, and its execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Release.

4.    Representations. The Executive represents and warrants that the Executive fully understands the terms of this Release and that the Executive knowingly and voluntarily, of the Executive’s own free will without any duress or physical or mental impairment of any kind, being fully informed and after due deliberation, accepts its terms and signs the same as the Executive’s own free act. The Executive further represents and warrants that, except as set forth herein, no promises or inducements for this Release have been made, and the Executive is entering into this Release without any reliance upon any statement or representation by any of the Released Parties or any other person concerning any fact material hereto. The Executive understands that as a result of entering into this Release, the Executive will not have the right to assert that the Company unlawfully terminated the Executive’s employment or violated any rights in connection with such employment. The Executive acknowledges and agrees that, but for the execution and non-revocation of this Release, the Executive would not be entitled to the severance compensation and benefits set forth in the Employment Agreement.

5.    Effective Date.

5.1    This Release is valid only if signed by the Executive and returned to the Company within twenty-one (21) days following the date on which the Executive received this Release. The Executive acknowledges that the Executive received this Release on the Separation Date. The Release must be returned to                      at the Company. The Executive has seven (7) days following the date that the Executive signs this Release and returns it to the Company during which to revoke it, by delivering a written notice of revocation to                     , Keane Group, Inc., 1800 Post Oak Boulevard, Suite 450, Houston, TX 77056. To be effective, such revocation must be received by                      no later than 11:59 p.m. (Central time) on the seventh (7th) calendar day following the Executive’s execution of this Release. Provided that it is not revoked, this Release will be effective on the eighth (8th) day following the Company’s receipt of the valid Release signed by the Executive.

5.2    The Executive acknowledges that the Company has provided the Executive with at least twenty-one (21) days from the date upon which this Release is delivered to the Executive within which to consider the terms and effect of this Release. The Executive agrees that any changes made to the Release from the time it was first offered to the Executive, whether material or immaterial, do not restart the running of the twenty-one (21) day period. If the Executive elects to execute this Release before the expiration of the twenty-one (21) day period, the Executive acknowledges that the Executive has chosen, of the Executive’s own free will without any duress, to waive the Executive’s right to the full twenty-one (21) days.

5.3    The Company hereby advises the Executive to consult with an attorney prior to signing this Release.

6.    Survival of Certain Provisions. The Executive acknowledges and agrees that Sections 6 through 8 of the Employment Agreement remain in full force and effect and survive the termination of the Executive’s employment with the Company.

7.    Notice of Rights and Exceptions.

7.1    The Executive understands that nothing contained in this Release limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Executive further understands that this Release does not limit the Executive’s ability to communicate with any Government Agency, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

7.2    This Release does not limit the Executive’s right to receive an award for information provided to any Government Agency. The Executive will not be criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.    Ongoing Obligations. Employee represents and warrants that Employee has complied with, and agrees to continue to comply with, Employee’s obligations set forth in Section 6 of the Employment Agreement. Such obligations include, but are not limited to, obligations regarding confidential information, non-competition, non-solicitation, non-recruitment and non-disparagement.

9.    Binding Release. The provisions of this Release shall be binding upon the Executive’s heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

10.    Governing Law. This Release shall be governed and construed in accordance with the laws of the State of Texas applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the Parties hereto have caused this Release to be duly executed as of the date first above written.

Greg Powell

Date: